Exhibit (e)

DISTRIBUTION AGREEMENT

AGREEMENT dated as of December 8, 2008, between AQR Funds, an open-end, management investment company organized as a Delaware statutory trust under the laws of the State of Delaware, having its principal place of business at Two Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830 (“Trust”) and ALPS Distributors, Inc., a Colorado corporation and a registered broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”), having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“Distributor”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), presently consisting of the series of the Trust ( “Funds”) listed in Schedule A, attached hereto, as the parties may amend from time to time;

WHEREAS, the Trust wishes to employ the services of the Distributor in connection with the promotion and distribution of the shares of the Trust (the “Shares”); and

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. Documents — The Trust has furnished or will furnish, upon request, the Distributor with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, and statement of additional information (“SAI”), and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to the Distributor a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to the Distributor any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “SAI” shall mean the applicable and effective registration statement, prospectus or prospectuses and SAI or SAIs filed by the Trust with the Securities and Exchange Commission (“SEC”) and any amendments and supplements thereto that are filed with the SEC, given the context of the reference.

2. Sales of Shares

a. The Trust grants to the Distributor the right to sell the Shares of the Funds as agent on behalf of the Trust, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (“1933 Act”), the 1940 Act and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. The Distributor shall have the right to sell, as agent on behalf of the Trust, the Shares covered by the registration statement, prospectus and SAI for the Trust then in effect under the 1933 Act and 1940 Act. The Distributor will promptly transmit any orders received by it for purchase, redemption or exchange of the Shares to the Trust’s transfer agent.

b. No Shares shall be offered by either the Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by or on behalf of the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus, as required by Section 10(b) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Trust’s prospectus and Declaration of Trust. The Trust shall immediately notify the Distributor of any suspension of a registration statement or amendment or if a current prospectus is not on file with the SEC.

3. Sales of Shares by the Trust — The rights granted to the Distributor shall be nonexclusive in that the Trust reserves the right to sell Shares to investors on applications received and accepted by the Trust.

4. Public Offering Price — Except as otherwise noted in the Trust’s current prospectus and/or SAI, all Shares sold to investors by the Distributor or the Trust will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Trust’s current prospectus and/or SAI, plus any applicable sales charge as described in the Trust’s current prospectus(es) and/or SAI(s). The Trust shall in all cases receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Trust.

5. Suspension of Sales — The Trust reserves the right to suspend the offer and sale and the Distributor’s authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, in its sole and absolute discretion, it is deemed to be in the best interests of the Trust to do so and is otherwise permitted by law, regulation or administrative action. Suspension of sales will continue for such period as may be determined by the Trust.

6. Solicitation of Sales

a. In consideration of these rights granted to the Distributor, and subject to the Trust’s oversight and direction, the Distributor agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake appropriate advertising and promotion in connection with such solicitation. The Distributor shall review and file such materials with the SEC and/or the Financial Industry Regulatory Authority (“FINRA”) to the extent required by the 1934 Act, the 1940 Act and the rules and regulations thereunder, and the rules of FINRA.

b. The Distributor shall provide, as necessary, support and supervision of certain employees of AQR Capital Management, LLC and its affiliates serving as “associated persons” of Distributor. The Distributor’s activities on behalf of the Trust shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers, provided that such other arrangements do not materially affect the Distributor’s ability to honor its duties and obligations under this Agreement. The Distributor will act only on its own behalf (and as principal) should it choose to enter into selling agreements with selected dealers or others.

7. Authorized Representations — Neither the Distributor nor any other person is authorized by the Trust to give any information or to make any representations (and shall not give any information or make any representations) other than those contained in the registration statement, prospectus or SAI, shareholder reports (including sales literature and advertisements that have been approved for use by the Distributor) or other material that may be prepared by or on behalf of the Trust for the Distributor’s use or that has been specifically approved for use by the Distributor by appropriate representatives of the Trust. The Distributor acknowledges that the only information provided to it by the Trust is that contained in the registration statement, the prospectus, the SAI and reports and financial information referred to herein. Consistent with the foregoing, the Distributor may prepare and distribute such sales literature or other material as it may deem appropriate with the appropriate approval of the Trust, provided such sales literature complies with applicable laws, rules and regulations.

8. Registration of Shares — The Trust agrees that it will use its best efforts to take all action necessary to register the Shares under the 1933 Act and the 1940 Act. The Trust shall make available to the Distributor, at the Distributor’s expense, such number of copies of its prospectus and SAI as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers, which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

9. Distribution and Shareholder Services, Fees and Expenses

a. The Distributor, subject to the direction of the Trust, shall offer and sell the shares of the Funds as set forth herein and may be compensated for its distribution services rendered hereunder, to the extent permitted by the Distribution Plan adopted by the Trust on behalf of the Funds pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”) and any separate arrangements the Distributor may enter into with the Trust’s investment adviser. The Distributor shall not be obligated to finance the distribution of the Funds’ shares in a manner that incurs expenses in excess of payments it receives from the Rule 12b-1 Plan and any separate arrangements the Distributor may have with the Trust’s investment adviser. In addition, the Distributor shall be entitled to retain any front-end sales charge imposed upon the sale of Shares (and reallow a portion thereof) as specified in the Trust’s registration statement and the Trust shall pay to the Distributor the proceeds from any contingent deferred sales charge imposed on the redemption of Shares as specified in the Trust’s registration statement.

b. The Distributor shall, subject to the direction of the Trust, retain firms or financial intermediaries to provide the services contemplated by the Rule 12b-1 Plan and shall, in accordance with the Rule 12b-1 Plan, pay or arrange for the payment of appropriate compensation to such firms or financial intermediaries out of the fees received by the Distributor under such Rule 12b-1 Plan.

c. The Distributor shall prepare reports for the Board of Trustees of the Trust regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by the Distributor, if any.

10. Trust Expenses — Unless otherwise agreed to by the parties hereto in writing, the Distributor shall not be responsible for fees and expenses in connection with offering and selling the shares of the Funds beyond any (i) distribution fees paid to the Distributor or (ii) other payments made to the Distributor pursuant to arrangements with the Funds’ investment adviser, in each case as may be eligible under applicable law for the use in question and all as set forth in Section 9 hereof, nor for fees and expenses in connection with: (a) the filing of any registration statement; (b) the printing and the distribution of any prospectus and SAI under the 1933 Act and the 1940 Act and amendments thereto prepared for use with existing shareholders of the Trust; (c) preparing, setting in type, printing and mailing the prospectus, SAI and any supplements thereto sent to existing shareholders; (d) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communication to existing shareholders of the Trust; and (e) the Blue Sky registration and qualification of Shares for sale in the various states in which the officers of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Trust as a broker or dealer or any officer of the Trust as agent or salesman in any state).

11. Use of the Distributor’s Name — The Trust shall not use the name of the Distributor, or any of its affiliates, in any prospectus or SAI, sales literature, and other materials relating to the Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and SAI of the Trust and in all other materials which merely refer to accurate terms to the Distributor’s appointment hereunder or that are required by the SEC, FINRA, the Office of the Comptroller of the Currency (“OCC”) or any other regulatory authority with jurisdiction.

12. Use of the Trust’s Name — Neither the Distributor nor any of its affiliates shall use the name of the Trust or the Funds in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of the Distributor that merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by the SEC, FINRA, OCC or any other regulatory authority with jurisdiction.

13. Insurance — The Distributor agrees to maintain a fidelity bond and liability insurance coverage which are, in scope and amount, consistent with coverage customary for distribution activities relating to the registered investment companies of similar size and risk profile to the Trust and for the Distributor’s business as a whole. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

14. Compliance with the Law — The Distributor represents, warrants, covenants and agrees that all activities by the Distributor and its agents and employees as distributor of the Shares shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted by the SEC or any securities association registered under the 1934 Act. The Distributor represents and warrants that it is a member of FINRA and agrees to abide by all of the rules and regulations of FINRA, including, without limitation, its Conduct Rules, as defined thereunder. The Distributor agrees to notify the Trust immediately in the event of its expulsion or suspension by the FINRA. Expulsion of the Distributor by FINRA will terminate this Agreement immediately without notice. Suspension of the Distributor by FINRA will terminate this Agreement effective immediately upon written notice of termination to the Distributor from the Trust. The Distributor further represents that it is registered in all fifty (50) states and shall maintain such registration. The Distributor shall not conduct any activity in any state or other jurisdiction if to do so would require a license that the Distributor does not have.

15. Indemnification

a. The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each, a “Distributor Indemnified Person” and collectively, “Distributor Indemnified Persons”), against any loss, liability, claims, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claims, damages or expenses and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, SAI, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor Indemnified Person or hold the Distributor Indemnified Person harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case (i) is this indemnity of the Trust in favor of the Distributor Indemnified Persons to be deemed to protect the Distributor or any person against any liability to the Trust or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under this indemnity with respect to any claim made against any Distributor Indemnified Person unless the Distributor Indemnified Person shall have notified the Trust in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claims shall have been served upon the Distributor or any such person (or after the Distributor or such person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to any Distributor Indemnified Person against whom such action is brought otherwise than on account of this indemnity, except to the extent that the Trust is materially harmed by such delay. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, and if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by the Trust. In the event the Trust elects to assume the defense of any suit and retain counsel, the Distributor Indemnified Person that are defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, provided that the Trust is not obligated to reimburse the Distributor Indemnified Persons for more than one set of counsel to represent all Distributor Indemnified Persons in such suit. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceeding against it or any of its officers in connection with the issuance or sale of any of the Shares.

b. The Distributor also covenants and agrees that it will indemnify and hold harmless the Trust and each of its trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (each, a “Trust Indemnified Person” and collectively, “Trust Indemnified Persons”), against any loss, liability, damages, claims or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claims or expenses and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act, the 1940 Act or any other statute or common law, alleging (1) any wrongful act of or failure to comply with applicable laws, rules and regulations by the Distributor or any of its employees or (1) that (i) any sales literature, advertisements, information, statements or representations used or made by the Distributor or any of its affiliates or employees or (ii) the registration statement, prospectus, SAI, (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case is (i) the indemnity of the Distributor in favor of the Trust Indemnified Persons to be deemed to protect the Trust or any person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Trust Indemnified Person unless the Trust Indemnified Person shall have notified the Distributor in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust Indemnified Person (or after the Trust Indemnified Person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust Indemnified Persons otherwise than on account of this indemnity, except to the extent that the Distributor is materially harmed by such delay. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims, and if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust Indemnified Persons who are defendants in the suit. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Trust Indemnified Persons who are defendants in the suit, shall bear the fees and expense of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust Indemnified Persons who are defendants in the suit, for the reasonable fees and expenses of any counsel retained by them, provided that the Distributor is not obligated to reimburse the Trust Indemnified Persons for more than one set of counsel to represent all Trust Indemnified Persons in such suit. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the Trust and the offer or sale of any of the Shares.

9. Supplemental Information — The Distributor and the Trust shall regularly consult with each other regarding the Distributor’s performance of its obligations under this Agreement. In connection therewith, the Trust shall, whenever practical, submit to the Distributor at a reasonable time in advance of filing with the SEC reasonably final drafts of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or SAI, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

16. Term — This Agreement shall become effective as of December 8, 2008, and shall continue for an initial term of one year from such date and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant series of the Trust (as defined in the 1940 Act), provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. In addition, in any period in which this Agreement is deemed to be an agreement related to a Rule 12b-1 Plan the continuance of this Agreement must be approved in accordance with the requirements of Rule 12b-1 under the 1940 Act. This Agreement is terminable by the Trust’s Board of Trustees or by vote of the holders of a majority of the outstanding voting securities of the relevant series of the Trust without penalty on sixty (60) days’ written notice to the Distributor. This Agreement is terminable by the Distributor without penalty on ninety (90) days’ written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and shall terminate upon the suspension of the Distributor as a FINRA member or the expulsion of Distributor from its membership with FINRA, as set forth in Section 14 hereof.

Upon the termination of this Agreement, the Distributor, at the Trust’s expense and direction, shall transfer to such successor as the Trust shall specify all relevant books, records and other data established or maintained by the Distributor under this Agreement.

17. Anti-Money Laundering — The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following the request from the Trust, the Distributor will supply the Trust with copies of the Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time.

18. Notice — Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by (i) telecopier (fax) or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

if to the Trust at:

AQR Funds

c/o AQR Capital Management, LLC

Two Greenwich Plaza, 3rd Floor

Greenwich, CT 06830

Attn: General Counsel

Fax: 203.742.3105

if to the Distributor at:

1295 Broadway, Suite 1100,

Denver, Colorado, 80203

Attn: General Counsel

Fax: 303.623.7850

or such other telecopier (fax) number or address as may be furnished by one party to the other.

19. Confidential Information

a. The Distributor, its officers, directors, employees and agents will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and to prior or present shareholders or to those persons or entities who respond to the Distributor’s inquiries concerning investment in the Trust, and will not use such records and information for any purposes other than performance of its responsibilities and duties hereunder.

b. The Distributor shall maintain administrative, technical, and physical safeguards for the protection of records and information relating to prior and present shareholders and prospective shareholders of the Trust that are reasonably designed to: (1) insure the security and confidentiality of such records and information; (2) protect against any anticipated threats or hazards to the security or integrity of such records and information; and (3) protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any such prior, present or prospective shareholder.

c. If the Distributor is requested or required by depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such confidential information, the Distributor will provide the Trust with prompt written notice of any such request or requirement so that the Trust may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received within a reasonable period following such notice, then the Distributor may without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of the Distributor’s counsel.

d. In accordance with Regulation S-P, the Distributor and its affiliates will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust or any Trust regarding any shareholder; provided, however, that the Distributor and its affiliates may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor and its affiliates, or as may be permitted by law. The Distributor agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

20. Compliance Matters

a. The Distributor understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Distributor agrees to cooperate fully with the Trust and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust and its service providers. In this regard, the Distributor shall:

(i)	submit to the Board for its consideration and approval, prior to commencement of the Trust’s operations, the Distributor’s applicable compliance policies and procedures;

(ii)	submit to the Board for its consideration and approval, annually (and at such other times as the Trust may reasonably request), a report (“Report”) fully describing any material amendments to Distributor’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;

(iii)	provide periodic reports discussing the Distributor’s compliance program and special reports on a timely basis in the event of material compliance matters and material changes to the compliance program;

(iv)	permit the Trust and its Trustees and officers to become familiar with the Distributor’s operations and understand those aspects of the Distributor’s operations that may expose the Trust to compliance risks or lead to a violation by the Trust or the Distributor of the federal securities laws;

(v)	permit the Trust and its Trustees and officers to maintain an active working relationship with the Distributor’s compliance personnel by, among other things, providing the Trust’s CCO and other officers with a specified individual within the Distributor’s organization to discuss and address compliance-related matters;

(vi)	provide the Trust and its Trustees and CCO with such certifications as may be reasonably requested; and

(vii)	reasonably cooperate with the Trust’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.

b. The Distributor represents, warrants and covenants that it has established and maintains and enforces a system of supervisory control policies and procedures that complies with the requirements of Rule 3012 of the Conduct Rules of FINRA and an annual certification program that complies with Rule 3013 of the Conduct Rules of FINRA.

21. Limitation of Liability — The Distributor understands that the rights and obligations of each Fund under the Trust’s Declaration of Trust are separate and distinct from those of any and all other Funds. Any obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees or officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees or officers, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any Funds or Shares of the Trust must look solely to the Trust property belonging to such Fund for the enforcement of any claims against the Trust.

22. Records; Visits — The books and records pertaining to the Trust, which are in the possession or under the control of Distributor, shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust shall have access to such books and records at all times during Distributor’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Distributor to the Trust. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and in such case copies of such books and records will, upon request from the Trust, be provided to the Trust in such form of electronic media. Distributor will return all such books and records to the Trust upon termination of this Agreement. Distributor may retain, at it own expense, copies of the books and records as are required by applicable law or customary archival purposes. 23. Disaster Recovery —

Distributor shall enter into and maintain in effect with appropriate parties (a) one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available, and (b) emergency data recovery policies and procedures (a “Disaster Recovery Plan”), which is commercially reasonable in light of the services to be provided. In the event of equipment failures, Distributor shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. Distributor shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Distributor’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement. 24. Miscellaneous — Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed, interpreted, and enforced in accordance with and governed by applicable federal law and the laws of the State of Delaware. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may not be changed, waived, discharged or amended except by written instrument that shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or amendment is sought. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument. This Agreement contains the entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior agreements, arrangements, and understandings.

25. Business Continuity Plan — The Distributor shall maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Trust. The Distributor will test the adequacy of its business continuity plan at least annually and upon request, will report to the Trust the results of such testing. Upon request by the Trust, the Distributor will provide the Trust with a letter assessing the most recent business continuity test results. In the event of business disruption that materially impacts the Distributor’s provision of service under this Agreement, the Distributor will notify the Trust of the disruption and the steps being implemented under the business continuity plan. If the Distributor reasonably determines that it is unable to put its disaster recovery plan in place in a manner that allows the Distributor to satisfy its obligations under this Agreement, the Distributor shall provide reasonable assistance and support to the Trust in seeking such services from an alternative source.

IN WITNESS WHEREOF, the Trust has executed this instrument in its name and behalf, and the Distributor has executed this instrument in its name and behalf, as of the date and year first above written.

AQR FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/ Brendan Kalb	By:	/s/ Thomas A. Carter
Name:	Brendan Kalb	Name:	Thomas A. Carter
Title:	Secretary	Title:	President

Schedule A

List of Funds

FUND	CLASSES OFFERED
AQR Global Equity Fund	Class N
Class I
Class Y
AQR International Equity Fund	Class N
Class I
Class Y
AQR International Small Cap Fund	Class N
Class I
Class Y
AQR Emerging Markets Fund	Class N
Class I
Class Y
AQR Equity Plus Fund	Class N
Class I
AQR Small Cap Core Fund	Class N
Class I
AQR Small Cap Growth Fund	Class N
Class I
AQR Diversified Arbitrage Fund	Class N
Class I

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